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                                                                    EXHIBIT 99.1

                  ANICOM COMPLETES PRIVATE PLACEMENT FINANCING

     ROSEMONT, IL SEPTEMBER 17, 1996 - Anicom, Inc. (Nasdaq: ANIC), a specialist in the sale and distribution of multimedia wiring products, today announced that it had completed the sale and issuance of 1,211,540 shares of common stock in a private placement that raised approximately $15.8 million before expenses. The common stock issued in the private placement is subject to certain registration rights. The Company plans to use proceeds from the sale for ongoing acquisition opportunities and for general corporate purposes.

     Anicom is a national leader in the sale and distribution of multimedia technology products. The Company provides products that "interconnect the internet" and are used in the growing global communications industry.

     The securities offered in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

     In compliance with the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, the company notes the statements contained in this press release that are not historical facts may be forward-looking statements that are subject to a variety of risks and uncertainties more fully described in Anicom's filings with the Securities Exchange Commission including, without limitation, those described under "Risk Factors" in Anicom's Prospectus dated November 20, 1995 and in Anicom's Annual Report on Form 10-KSB for the year ended December 31, 1995. Anicom wishes to caution readers of this press release that these risks and uncertainties could cause Anicom's actual results in 1996 and beyond to differ materially than those expressed in any forward-looking statements made by, or on behalf of, Anicom. These risks and uncertainties include, without limitation, Anicom's limited operating history on which expectations regarding its future performance can be based, general economic and business conditions affecting the industries of Anicom's customers in existing and new geographical markets, competition from among others, national and regional distributors that have greater financial, technical and marketing resources and distribution capabilities than Anicom, the availability of sufficient capital, Anicom's ability to identify the right product mix and to maintain sufficient inventory to meet customer demand, Anicom's ability to successfully integrate the operations of Norfolk Wire & Electronics and Western Wire & Alarm and additional business and Anicom's ability to operate effectively in geographical areas in which it has no prior experience.


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